EXHIBIT 99.3

                                FOR:   Consolidated Graphics, Inc.

                            CONTACT:   Ronald E. Hale, Jr.
                                       Consolidated Graphics, Inc.
                                       Vice President & Treasurer
                                       (713) 787-0977

                                       Betsy Brod/Jonathan Schaffer
                                       Media: Merridith Ingram/Jennifer Kirksey
                                       Morgen-Walke Associates, Inc.
                                       (212) 850-5600


FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS ANNOUNCES SHARE REPURCHASE PROGRAM

      HOUSTON, TEXAS - November 12, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that its Board of Directors has approved a share repurchase program authorizing the Company to buy up to 2.1 million shares of its common stock. Under the plan, the Company may purchase common stock from time to time in open-market purchases or in privately negotiated block purchase transactions. The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company's shares, general market conditions and certain provisions included in the Company's existing bank credit agreements.

      Joe R. Davis, Chairman and Chief Executive Officer, commented, "In light of our recent stock performance, the Company believes that a sizable repurchase program is an appropriate use of the Company's capital. Not withstanding this purchase program, the Company plans to continue with its strategy of investing in our operating companies and pursuing the many acquisition opportunities available to us today."

      Consolidated Graphics, Inc. is one of the fastest growing printing company in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $705 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

      This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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